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Contact:        Analyst contact:  Dale A. Thatcher
		Chief Accounting Officer
		513-603-2244
		dale.thatcher@ocas.com
		or
		Richard B. Kelly
		Sr. Vice President, Investments and Investor Relations
		513-603-7991

Media contact:  Cindy L. Denney
		Assistant Vice President, Corporate Communications 513-603-2074 (ofc.), 513-703-7372 (cell)
		cindy.denney@ocas.com


For release March 1, 2000


			     Ohio Casualty Corporation
			     CFO Announces Retirement

HAMILTON, OHIO, MARCH 1, 2000 - Barry S. Porter, treasurer and chief financial officer of Ohio Casualty Corporation (NASDAQ: OCAS) announced today that he will retire from the Corporation, effective April 1, 2000.

A graduate of Denison University and the recipient of an MBA from the University of Cincinnati, Mr. Porter joined Ohio Casualty as an assistant treasurer in 1972. He was named treasurer of Ohio Casualty Corporation in 1976 and chief financial officer in 1993. Mr. Porter is a member of the board of directors of First Financial Bancorp, the Financial Executives Institute, and is serving on the NASDAQ Stock Exchange's Issuers Affairs Committee.

"Mr. Porter has served the Corporation faithfully and well during his tenure," commented President and Chief Executive Officer William L. Woodall, CPCU. "The associates of Ohio Casualty Corporation wish him and his family the very best on his well-deserved retirement."

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Mr. Porter's duties will be assumed by several current members of Ohio
Casualty Corporation's senior management group, the Executive Management Team, which was announced today by Mr. Woodall.

Senior Vice President Richard B. Kelly, JD, CFA, FLMI, will now be responsible for Investments/Investor Relations, in addition to his current duties as head of Business Growth and Development for the Corporation. Mr. Kelly joined the Corporation in 1986 as an investment analyst. He was appointed assistant secretary and portfolio manager in 1988 and promoted to assistant vice president a year later. In 1993, he was named senior investment officer, becoming vice president of Business Growth and Development in 1996. He has been part of the senior management group since 1998. Mr. Kelly is a graduate of Xavier University (OH) and the University of Cincinnati College of Law. He achieved the Chartered Financial Analyst (CFA) designation in 1989.

Senior Vice President Elizabeth M. Riczko, FCAS, MAAA, will now oversee Financial as well as Actuarial functions. Mrs. Riczko began her career with Ohio Casualty in 1992 as a senior actuarial assistant. She was promoted to manager of corporate actuarial unit a year later. In 1994, she was promoted to manager of Actuarial, followed by an appointment to assistant secretary the same year. She joined the senior management group in 1995. In 1996, Mrs. Riczko was promoted to vice president of Actuarial. She was named a senior vice president in 1998. A graduate of Muhlenberg College (PA), where she earned an undergraduate degree in physics and mathematics, she is a member of the American Academy of Actuaries (MAAA) and achieved the fellow designation from the Casualty Actuarial Society (FCAS) in 1994.

Other current members of the senior management group who will retain their roles include:

Howard L. Sloneker III, senior vice president, human resources, began his career with Ohio Casualty as an underwriter trainee in 1979. Mr. Sloneker continued his career as an underwriter, field representative and branch manager in the Company's Fullerton (CA) Philadelphia and Springfield (IL) offices. He was named to the Corporation's Board of Directors in 1983, became an assistant secretary in 1988, and was named vice president and secretary in 1989. A member of the senior management group since 1989, he is a graduate of the University of Kentucky.

Coy Leonard Jr. is senior vice president, Information Systems. Mr. Leonard began his career with Ohio Casualty in 1992 as manager of Strategic Planning and Technology. He was promoted to assistant vice president, Information Systems a year later, and in 1996, was promoted to vice president, Information Systems, and became a member of the senior management group. He was promoted to his current position in 1998.

John S. Busby, CPCU, is senior vice president, Property and Casualty Operations. In his expanded role, he will oversee all field and home office underwriting operations for Commercial and Personal Lines. A graduate of Butler University (IN), Mr. Busby joined


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Ohio Casualty in 1970 as an underwriting trainee.  He has held various positions in the underwriting career path, including field representative and branch manager. He was named an assistant vice president in 1989 and in 1991, was named vice president of Property and Casualty Operations. Joining the senior management group in 1997, he was named senior vice president in 1999. Mr. Busby achieved his Chartered Property Casualty Underwriter (CPCU) designation in 1980.

Frederick W. Wendt will continue to oversee Claims Operations. A graduate of Valparaiso University (IN), Mr. Wendt joined Ohio Casualty in 1967 as a claims representative. He held numerous supervisory and managerial positions in the Claims areas, and was named vice president and claims area officer in 1991. A member of the senior management group since 1994, he was named a senior vice president in 1999.

In addition to the announcement of the senior management group, the Corporation is announcing that Sarah L. Burton, CCM, current treasurer of its property and casualty subsidiaries, will take on the additional role as treasurer of Ohio Casualty Corporation. A graduate of Indiana University and the recipient of an MBA from the University of Cincinnati, Ms. Burton joined Ohio Casualty in 1990. She was named assistant treasurer in 1996 and treasurer of the property and casualty subsidiaries in 1999. Ms. Burton is a Certified Cash Manager (CCM).

Corporate profile

Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty companies that make up Ohio Casualty Group. Ohio Casualty Group is among the top 40 property and casualty insurance groups in the country, offering businesses and individuals a range of property-casualty products. The Group is active in more than 40 states, operates primarily through the independent agency system, and has written premiums of $1.6 billion. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS. Ohio Casualty Corporation has assets of more than $5 billion.


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Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under The Securities Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business and the results of the acquisition described herein, include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in


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government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; Year 2000 issues; ability of Ohio Casualty to integrate the acquired business and to retain the acquired insurance business; and general economic and market conditions.


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